Exhibit 99.1

Dollar Tree Reports Fourth-Quarter Comparable-Store Sales Increase 5.5%

CHESAPEAKE, Va. - February 8, 2007 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal fourth quarter 2006 of $1.319 billion, a 22.2% increase compared to $1.079 billion in last year’s fiscal fourth quarter. These sales results are approximately $9 million above the high end of the range of previous guidance. The fourth quarter of fiscal 2006 reflects 14 weeks of sales, commensurate with the 53-week retail calendar, which contributed approximately $70 million of sales.

Comparable-store sales for the fourteen week quarter increased 5.5%, when compared to fiscal fourth quarter 2005 plus the first week of February 2006. These results reflect a significant improvement when compared to the 1.0% comparable-store sales increase reported for the fourth quarter last year.

“Our Christmas season was strong, with improved sell-through,” said Bob Sasser, President and CEO. “Average ticket and customer traffic increased, driven by our merchandising initiatives, improved in-stock position, as well as our expansion of basic products and tender types. Our stores executed a quick and successful transition from Christmas to Valentine’s Day, and inventory is well-positioned for the spring.”

For fiscal 2006, sales totaled $3.969 billion, including the 53rd week, a 16.9% year-over-year increase compared to $3.394 billion last year. Comparable-store sales increased 4.6% in the current year, based on a 53 week - to - 53 week comparison.

The Company will release its fourth-quarter earnings results on Wednesday, February 28, 2007. The Company will also host a conference call at 9:00 a.m. EST that day, to discuss the results in detail, and provide insights into its plans for 2007. The telephone number for the call is 800-289-0572. A recorded version of the call will be available until midnight Wednesday, March 7, and may be accessed by dialing 888-203-1112, and the pass code is 3056149. International callers may dial 719-457-0820 and the pass code is 3056149. A webcast of the call will be accessible through Dollar Tree’s website, www.DollarTree.com/medialist.cfm.

Dollar Tree operated 3,219 stores in 48 states as of February 3, 2007, compared to 2,914 stores one year ago. During the fourth fiscal quarter of 2006, the Company opened 40 stores, closed 13 stores, and expanded or relocated 9 stores. For the year, the Company opened 211 stores, closed 44 stores, expanded or relocated 85 stores, and acquired 138 Deal$ stores. The Company’s retail selling square footage totaled approximately 26.3 million at February 3, 2007, a 14.1% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 12, 2006 and our Quarterly Report on Form 10-Q filed December 6, 2006. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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